EXHIBIT 99.1 ACCOUNTANT’S STATEMENT

March 13, 2017

Adams Resources and Energy, Inc.
17 South Briar Hollow Ln.
Houston, Texas 77027

Dear Ladies and Gentleman:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, we inform you that we have been furnished a copy of Form 12b-25 to be filed by Adams Resources & Energy, Inc. on or about March 16, 2017, which contains notification of Adams Resources & Energy, Inc.’s inability to file its Form 10-K by March 16, 2017.  We have read Adams Resources & Energy, Inc.’s statements contained in Part III therein and agree with the statement that, as of this date, we have been unable to complete audit procedures considered necessary prior to the issuance of our Report of Independent Registered Public Accounting Firm on the consolidated balance sheet, consolidated statement of operations and changes in shareholders’ equity and cash flows of Adams Resources & Energy, Inc. for the year ended December 31, 2016, to be included in Adams Resources & Energy, Inc.’s Form 10-K for the year ended December 31, 2016.

Very truly yours,

/s/ Deloitte & Touche LLP

Houston, Texas